Exhibit 5

Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize) Square Marie Curie 40 B-1070 Brussels Belgium			B R U S S E L S Bastion Tower Marspleinveld 5 1050 Brussels
	T	+	32 2 504 7000
	Direct T	+	32 2 504 7605
	F	+	32 2 504 7200
	Direct F	+	32 2 404 7605
	E		vincent.macq@freshfields.com
	W		freshfields.com
DOC ID
	OUR REF		VMA
YOUR REF
CLIENT MATTER NO

17 July 2012

Ladies and Gentlemen,

Re:	Registration under the Securities Act of 1933 of up to 2,500,000 Shares to be issued by
Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize) SA/NV

1.      We have acted as Belgian legal counsel to Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize) SA/NV (the Company), a Belgian limited liability company, in connection with the Company’s Registration Statement on Form S-8 filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933 (the Registration Statement), as amended, with respect to up to 2,500,000 ordinary shares, without nominal value, of the Company (the Shares) to be issued pursuant to the Delhaize Group 2012 U.S. Stock Incentive Plan (the Plan).

We have been asked to render an opinion as to the matters of Belgian law set out below, in connection with the Registration Statement.

2.      For the purpose of giving this opinion, we have only examined and relied upon the following documents:

(a)	a copy of the coordinated version of the articles of association of the Company dated 24 May 2012 as obtained from the clerk’s office of the Commercial Court of Brussels on 15 June 2012;

(b)	the Plan, as approved by the board of directors of the Company (the Board) on 7 March 2012 and by the shareholders of the Company on 24 May 2012; and

(c)	a copy of the minutes of the decision of the Board to issue options (“droits de souscription”) giving right to the subscription of Shares, taken on 24 May 2012 in the form of a notarial deed; and

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(d)

uncertified copies of corporate records, notarial deeds, agreements, documents and instruments executed on or before the date of this opinion as we have deemed necessary or advisable for the purpose of giving this opinion letter.

3.      In rendering this opinion, we have assumed the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us whether as original or copies, and the exact conformity to originals of all documents submitted to us as photocopies or facsimile copies.

4.      Based upon and subject to the foregoing, and to the further qualifications set forth herein and to any matters not disclosed to us, we are, as at the date hereof, of the opinion that any Shares to be issued upon exercise of any options (“droits de souscription”) granted under the Plan, to the extent that they will be issued by the Company in compliance with the then applicable provisions of the articles of association (“statuts”) of the Company, the laws of Belgium, the terms of such options and the Plan, will be validly issued, fully paid up and (subject to the qualification set out in paragraph 7) non-assessable.

5.      In respect of the opinion given under paragraph 4, we understand that, although the Board has authorised the filing of a Form S-8 registration statement in connection with 2,500,000 Shares, only 291,727 options (“droits de souscription”) giving right to the subscription of 291,727 Shares have been issued by the Company as of the date hereof. As a result, one or several further decisions of the Board or the Company’s shareholders’ meeting shall be necessary to approve the issue of further options (“droits de souscription”) in order to give right to holders of options to subscribe to all 2,500,000 Shares to be issued under the Plan.

In the same paragraph 4, the statement relating to the fact that the Shares will be fully paid up is made on the basis of the assumption that all Shares to be issued upon exercise of any options (“droits de souscription”) granted under the Plan shall be issued in dematerialised form, so that they shall, as a matter of Belgian law, have to be fully paid up upon subscription.

6.      This opinion is given exclusively on the basis of the documents referred to above in paragraph 2 and is strictly limited to the specific opinion set forth above in paragraph 4. In addition, this opinion is confined to the laws of Belgium as they presently stand and as such laws are interpreted in published case law of the courts of Belgium as at the date of this opinion. This opinion is governed by the laws of Belgium and any issues of interpretation or liability arising thereunder must be brought before a court in Belgium. Furthermore, this opinion speaks as of its date and we assume no obligation to update this opinion or to inform any person of any factual changes, changes of law or other matters coming to our knowledge or occurring after the date hereof which may affect this opinion in any respect.

7.      In this opinion, Belgian legal concepts are expressed in English terms and not in their original Dutch or French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. All legal concepts used or referred to in this opinion should be exclusively interpreted according to their respective meaning under the laws of Belgium. In particular, as far as the word “non-assessable” used in paragraph 4 is concerned, please note that this word has no legal meaning under the laws of Belgium and is used in this opinion only to mean that, with respect to the issuance of the Shares, a holder of the Shares will have no obligation to pay any additional amount in excess of the subscription price, subject to the terms of the Plan and the terms of issuance of the Shares.

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8.      This opinion is addressed to you, is given for your benefit and may not be quoted in whole or in part, or otherwise referred to, or filed with or furnished to, any person other than yourselves and your advisers, or be used for any other purpose, without our prior written consent in each specific case. We however hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Yours faithfully,

/s/ Freshfields Bruckhaus Deringer

Freshfields Bruckhaus Deringer LLP